GREAT-WEST FUNDS, INC.

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made as of the 17th day of May 2018, among Great-West Funds, Inc., a Maryland corporation (“Great-West Funds”), on behalf of the Great-West Core Strategies: U.S. Equity Fund (the “Fund”), Great-West Capital Management, LLC, a Colorado limited liability company (the “Adviser”), and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, Great-West Funds is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Fund is a series of Great-West Funds;

WHEREAS, the Adviser acts as the investment adviser for the Fund pursuant to the terms of an investment advisory agreement (the “Advisory Agreement”) between Great-West Funds and the Adviser under which the Adviser is responsible for the coordination of investment of the Fund’s assets in portfolio securities and for certain administrative services for the Fund; and

WHEREAS, the Adviser is authorized to delegate its investment responsibilities to one or more persons or companies;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, Great-West Funds, the Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF SUB-ADVISER. The Adviser and Great-West Funds hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”). The Adviser may, from time to time, make additions to and withdrawals from the Fund Account.

2. ACCEPTANCE OF APPOINTMENT. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Fund with respect to the investments of the Fund Account and to implement such decisions on a timely basis in accordance with the provisions of this Agreement.

3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with each of the following and will promptly provide the Sub-Adviser with copies of any amendment or supplement thereto:

a. The Advisory Agreement;

b. Great-West Funds’ most recent effective registration statement as filed with the U.S. Securities and Exchange Commission (the “SEC”);

c. Great-West Funds’ Articles of Amendment and Restatement and Amended and Restated By-Laws; and

d. Any policies, procedures or instructions adopted or approved by Great-West Funds’ Board of Directors relating to obligations and services provided by the Sub-Adviser.

4. PORTFOLIO MANAGEMENT SERVICES OF THE SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities and other instruments for investment by the Fund, to purchase and to sell securities and other instruments for the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 6 and 7 hereof (as amended from time to time). In providing portfolio management services to the Fund Account, the Sub-Adviser shall be subject to and shall conform to such investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, applicable statutes and regulations of foreign jurisdictions, the supervision of the Board of Directors of Great-West Funds, such specific instructions as the Board of Directors may adopt and communicate to the Sub-Adviser, the investment objective, policies and restrictions of Great-West Funds applicable to the Fund and furnished to the Sub-Adviser pursuant to Section 5 of this Agreement and other instructions communicated to the Sub-Adviser by the Adviser. The Sub-Adviser shall manage the Fund Account subject to the restrictions, limitations policies and instructions described in the previous sentence as if the Fund Account were a separate registered investment company, unless otherwise instructed by the Adviser or Great-West Funds. The Sub-Adviser is not authorized by Great-West Funds or the Adviser to take any action, including the purchase or sale of securities for the Fund Account, in contravention of any restriction, limitation, policy or instruction described in the previous sentence. At Great-West Funds’ reasonable request, the Sub-Adviser will review with Great-West Funds or with the Adviser with respect to any decision made by it with respect to the investments of the Fund Account. The Adviser will provide all of the services described in the Advisory Agreement other than those services delegated to the Sub-Adviser hereunder.

The Sub-Adviser will, no less frequently than annually, present to the Board of Directors of Great-West Funds in person a review of its management of the Fund Account and provide such materials as the Adviser or Great-West Funds reasonably requests for such presentation. The Sub-Adviser will also participate in meetings (including onsite due diligence meetings at the Sub-Adviser’s offices among representatives of the Adviser and the Sub-Adviser) as shall be reasonably requested by the Adviser to review the Sub-Adviser’s management of the Fund Account.

The Sub-Adviser is authorized on behalf of the Fund to (i) enter into agreements and execute any documents required to meet the obligations of the Fund with respect to any investments made for the Fund Account which shall include any market and/or industry standard documentation and the reasonable and customary representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

Further, Sub-Adviser shall maintain all accounts, books and records with respect to the Fund Account as are required of a sub-advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Fund and will promptly surrender them to designated officers of Great-West Funds any or all such records upon request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act. Any such records shall be made available, within a reasonable period after the request as agreed upon by the Adviser and the Sub-Adviser, to the Fund’s accountants or auditors during regular business hours at the Sub-Adviser’s offices upon written notice. In addition, (i) subject to its duty of confidentiality to its other clients and excluding proprietary information that Sub-Adviser reasonably considers to be confidential, the Sub-Adviser will provide any materials reasonably related to the investment sub-advisory services provided hereunder, as may be reasonably requested in writing by Great-West Funds or the Adviser and (ii) the Sub-Adviser will provide such documents and information as may be required by any governmental agency or self-regulatory organization having jurisdiction thereof within such time as requested by any such governmental agency or self-regulatory organization.

5. INVESTMENT OBJECTIVE, POLICIES AND RESTRICTIONS. Great-West Funds will provide the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Fund Account as contained in the Fund’s Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any instructions adopted by the Board of Directors supplemental thereto. Great-West Funds and the Adviser agree, on an ongoing basis, to notify the Sub-Adviser in advance in writing of each change in the fundamental and non-fundamental investment policies of the Fund and will provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. Great-West Funds retains the right, on prior written notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time.

6. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by the custodian designated by Great-West Funds or the Adviser (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund

Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian via standard trade communication methods of all executed orders for the Fund Account placed by it with brokers and dealers and provide details of such orders to Great-West Funds. Great-West Funds shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. Great-West Funds or the Adviser shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian. The Custodian will provide reports of failed trades in the Fund Account, to the Adviser and the Sub-Adviser.

7. ALLOCATION OF BROKERAGE. The Sub-Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 7(c) hereof) to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed.

a. In executing portfolio transactions, the Sub-Adviser will give primary consideration to securing best execution. Consistent with this policy, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser is authorized to consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. The Sub-Adviser’s selection of broker-dealers to execute transactions for the Fund described in the preceding sentence is subject to review by Great-West Funds’ Board of Directors from time to time with respect to the extent and continuation of this practice.

If, in the judgment of the Sub-Adviser, the Fund would be benefited by supplemental investment and market research and security and economic analysis from other persons or entities outside of the context described above, the Sub-Adviser is authorized to obtain, and pay at its own expense, for such information.

b. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund Account as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other instruments to be sold or purchased in order to obtain best execution. In such event, allocation of the securities or other instruments so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

c. The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund Account with a broker or dealer which is (i) an affiliated person of Great-West Funds, the Adviser, the Sub-Adviser or any sub-adviser for any other series of Great-West Funds; (ii) a principal underwriter of Great-West Funds’ shares; or (iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are (x) exempt under Rules 10f-3(b) and ( c ) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and Great-West Funds’ Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1 or (z) executed in accordance with Rule 10f-3(c) of the 1940 and Great-West Funds’ Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3. The Adviser agrees that it will provide the Sub-Adviser with a list of such affiliated brokers and dealers and that the Sub-Adviser shall not be liable to the extent that it executes a portfolio transaction for the Fund Account with a person not listed on the current list then in the Sub-Adviser’s possession. At the time the Sub-Adviser makes the determinations required by these procedures, it must complete and retain a written certification form memorializing the terms of the transaction and the fact that these determinations were made. A certification form shall be completed and retained with respect to each transaction involving an affiliated broker and must be signed by a portfolio manager of the Fund Account or appropriate compliance personnel.

d. The Sub-Adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1, and 17a-10 under the 1940 Act, the Sub-Adviser will (i) not consult with any other sub-adviser of the Fund concerning the Sub-Adviser’s or its affiliated persons’ transactions with the Fund in securities or other assets and (ii) only provide investment advice to the Fund with respect to the Fund Account.

e. Notwithstanding anything in this Agreement to the contrary, to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including, but not limited to, the identity of the Adviser and market value of the Fund Account), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Adviser or the Fund in accordance with the terms of this Agreement.

8. PROXIES. The Sub-Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Fund Account may be invested from time to time in accordance with its proxy voting guidelines and procedures in effect from time to time. The Adviser agrees to instruct Custodian to forward all proxy materials and related shareholder communications to the designee provided by Sub-Adviser promptly upon receipt. Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner. At the request of the Sub-Adviser, the Adviser shall provide the Sub-Adviser with its recommendations as to the voting of such proxies.

9. REPORTS TO THE SUB-ADVISER. Great-West Funds will provide the Sub-Adviser with such periodic reports concerning the status of the Fund Account as the Sub-Adviser may reasonably request.

10. FEES FOR SERVICES. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule A. The Sub-Adviser shall be responsible for all of its expenses incurred performing the services delegated to it hereunder. As described in the Advisory Agreement, the Fund and/or Adviser are responsible for all other expenses incurred in the operation of the Fund and for all of its general administrative expenses.

The Adviser will promptly notify the Sub-Adviser of an overdraft in the custody account maintained by the Custodian for the Fund Account which the Adviser believes to have been caused by the Sub-Adviser and for which the Adviser plans to seek reimbursement from the Sub-Adviser for any resulting overdraft fees imposed by the Custodian. If the Sub-Adviser agrees that its action or inaction was the primary cause of such overdraft, the Sub- Adviser will reimburse the Fund Account for the overdraft fees charged by the Custodian, or such portion of the overdraft fees as agreed upon by the Adviser and the Sub-Adviser, upon the receipt of an invoice from the Adviser.

11. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. Great-West Funds acknowledges that the Sub-Adviser or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliated persons or any of its or their directors, officers, members, agents or employees may buy, sell or trade in any securities for its or their own respective accounts (“Affiliated Accounts”). Subject to the provisions of Section 7 hereof regarding the aggregation of trades for the Fund Account with trades for other clients of the Sub-Adviser, Great-West Funds agrees that the Sub-Adviser or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Sub-Adviser acts in good faith and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Sub-Adviser’s other clients, and its directors, officers and employees, taking into account the investment objective and policies of the Fund Account and any specific investment restrictions applicable thereto. Great-West Funds acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12. CERTIFICATE OF AUTHORITY. Great-West Funds, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors/Members or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of Great-West Funds, a Fund Account, the Adviser and/or the Sub-Adviser.

13. INDEMNIFICATION AND LIMITATION OF LIABILITY.

a. Sub- Adviser does not guarantee the future performance of the Fund Account or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of Sub-Adviser’s overall management of the Fund Account. The Adviser understands that investment decisions made for the Fund Account by Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Sub-Adviser will manage only the Fund Account and in making investment decisions for the Fund Account, Sub-Adviser will not consider any other securities, cash or other investments owned by the Fund.

b. The Sub-Adviser agrees and undertakes to hold harmless, indemnify and protect the Fund and the Adviser and their directors, officers, and employees from and against any and all damage, loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by the Fund or the Adviser as a result of Sub-Adviser’s (1) willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, or (2) material breach of any representation or warranty made under this Agreement.

c. The Adviser agrees and undertakes to hold harmless, indemnify and protect the Sub-Adviser and its directors, officers and employees from and against any and all Losses incurred or suffered by Sub-Adviser as a result of Adviser’s (1) willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, or (2) material breach of any representation or warranty made under this Agreement.

d. Great-West Funds and the Adviser, jointly and severally, agree to hold harmless the Sub-Adviser, its directors and officers, and each person, if any, who controls the Sub-Adviser within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for Great-West Funds, or any amendment or supplement thereto, or in any preliminary prospectus, or proxy statements filed or distributed on or subsequent to the date first above-written (such documents being herein referred to as “Disclosure Documents”) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information furnished in writing to Great-West Funds or the Adviser by the Sub-Adviser which Great-West Funds or the Adviser had informed the Sub-Adviser was to be used, or which the Sub-Adviser had acknowledged was to be used, in the particular Disclosure Document.

e. The Sub-Adviser agrees to indemnify and hold harmless Great-West Funds and the Adviser, their directors and officers, and each person, if any, who controls Great-West Funds or the Adviser within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from Great-West Funds and the Adviser to the Sub-Adviser in subsection (d), but only with respect to information furnished in writing by Sub-Adviser which Great-West Funds or the Adviser had informed the Sub-Adviser was to be used in the Disclosure Documents.

f. The party seeking indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice of any claims for indemnification (“Claims”) to the party against whom indemnity is sought (the “Indemnifying Party”), including any and all facts constituting the basis for such Claim.

g. In the event of any Claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party (a “Third Party Assertion”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. In the event of any such Claim resulting from or in connection with a Third Party Assertion, the Indemnifying Party shall assume the defense thereof. If an Indemnifying Party assumes the defense of any such Third Party Assertion, the Indemnifying Party shall be entitled to select counsel, which counsel shall be reasonably acceptable to the Indemnified Party and shall take all steps necessary in the defense thereof; provided, further, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof.

i. So long as the Indemnifying Party is in good faith defending such Third Party Assertion, the Indemnified Party shall not compromise or settle such Third Party Assertion without the prior written consent of the Indemnifying Party and will cooperate with the Indemnifying Party and provide any information reasonably requested by the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such Third Party Assertion, the Indemnified Party shall take such steps as are necessary in the defense thereof in such manner as it may deem appropriate, including, but not limited to, settling such Third Party Assertion on such terms as the Indemnified Party may deem appropriate and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions hereof; provided, however, that if the Indemnifying Party does not consent in writing to any such settlement, and such written consent is not unreasonably withheld by the Indemnifying Party, the Indemnified Party shall not be entitled to indemnification hereunder from such Indemnifying Party with respect to the Third Party Assertion settled. Failure of any party hereto to give notice as required hereunder will not affect or diminish the indemnification obligations of the party entitled to receive such notice, except to the extent that (and only to such extent) the failure to receive notice materially prejudiced the rights of such party.

j. In no event shall any party be liable to any other party for special, consequential, punitive, incidental, exemplary or similar damages or losses regardless of the grounds or nature of any claim asserted (including without limitation contract, statute, negligence, tort, strict liability or otherwise) and whether or not the party seeking the indemnification was advised of the possibility of the damage or loss asserted. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act. The Sub-Adviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the Fund Account.

14. CONFIDENTIALITY. Subject to the duty of the Sub-Adviser, the Adviser and Great-West Funds to comply with applicable law, including any demand or request of any regulatory or taxing authority having jurisdiction, a subpoena or other legal process or as may be required by law, order or regulation, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account, the Sub-Adviser, the Adviser and Great-West Funds received from another party and shall not disclose any such non-public information of the other party it has received unless the disclosing party has authorized the disclosure of the non-public information. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

15. ASSIGNMENT. This Agreement shall terminate automatically in the event of its assignment. The Sub-Adviser shall notify Great-West Funds and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable Great-West Funds and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

16. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF GREAT-WEST FUNDS. Great-West Funds represents, warrants and agrees that:

a. The Sub-Adviser has been duly appointed by the Board of Directors of Great-West Funds to provide investment services to the Fund Account as contemplated hereby.

b. Great-West Funds will deliver to the Sub-Adviser a true and complete copy of the Fund’s then current Prospectus and Statement of Additional Information as effective from time to time and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

c. Great-West Funds is currently in material compliance and shall at all times continue to comply with the requirements imposed upon Great-West Funds by applicable law and regulations.

d. This Agreement, is valid and has been duly authorized, does not violate, and includes applicable requirements of, any law, rule or obligation to which Great West Funds or the Fund is subject, and when so executed and delivered, will be binding upon Great West Funds in accordance with its terms.

e. The legal Entity Identifier (LEI) applicable to the Fund is:                                     . Great-West Funds shall maintain the LEI and promptly notify the Sub-Adviser in the event the LEI becomes invalid, or if a different LEI becomes applicable to the Fund.

17. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ADVISER. The Adviser represents, warrants and agrees that:

a. The Adviser has been duly authorized by the Board of Directors of Great-West Funds to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.

b. The Adviser is registered as an “investment adviser” under the Advisers Act.

c. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

d. The Adviser represents and warrants to the Sub-Adviser that the Disclosure Documents will fully comply with the provisions of the 1933 Act, the 1934 Act, the 1940 Act, and other applicable laws, and the Disclosure Documents at all such times will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements or omissions in the Disclosure Documents made in reliance upon information furnished to Great-West Funds or the Adviser in writing by the Sub-Adviser which Great-West Funds or the Adviser had informed the Sub-Adviser was to be used in the particular Disclosure Document. Great-West Funds and the Adviser will notify the Sub-Adviser promptly of the happening of any event which in the judgment of Great-West Funds or the Adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that Great-West Funds and the Adviser need not make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to Great-West Funds or the Adviser by the Sub-Adviser which Great-West Funds had informed the Sub-Adviser was to be used in the particular Disclosure Document.

e. This Agreement, is valid and has been duly authorized, does not violate, and includes applicable requirements of, any law, rule or obligation to which the Adviser is subject, and when so executed and delivered, will be binding upon the Adviser in accordance with its terms.

18. REPRESENTATIONS. WARRANTIES AND AGREEMENTS OF THE SUB-ADVISER. The Sub-Adviser represents, warrants and agrees that:

a. The Sub-Adviser is registered as an “investment adviser” under the Advisers Act.

b. The Sub-Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

c. The Sub-Adviser will maintain, keep current and preserve on behalf of Great-West Funds, in the manner required or permitted by the 1940 Act, the records identified in Section 4. The Sub-Adviser agrees that such records are the property of Great-West Funds, and will be surrendered to Great-West Funds promptly upon request provided, however, that the Sub-Adviser may retain a copy of such records.

d. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Fund Account as the Adviser or Great-West Funds may from time to time reasonably require to assure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

e. The Sub-Adviser has adopted a written code of ethics complying in all material respects with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and has provided Great-West Funds with a copy of the code of ethics. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, an officer of the Sub-Adviser shall certify to Great-West Funds that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. The Sub-Adviser will provide a summary of violations, if any, of Sub-Adviser’s code of ethics from time to time in such form as determined by the Sub-Adviser. The Sub-Adviser has adopted a compliance program in compliance with Rule 206(4)-7 of the Advisers Act. The Sub-Adviser will provide Great-West Funds or the Adviser with copies of its compliance policies and procedures applicable to its compliance with Rule 206(4)-7 under the Advisers Act (“Compliance Program”) upon request and will provide a summary of its findings, if any, regarding the Sub-Adviser’s Compliance Program upon the request of Great-West Funds or the Adviser.

f. Great-West Funds and the Adviser acknowledge they have received, at least 48 hours prior to the execution of this Agreement, a copy of Part 2 of the Sub-Adviser’s Form ADV, as amended. The Sub-Adviser will furnish a copy of its Form ADV to the Adviser at least annually and promptly after filing with the SEC any amendment thereto which reflects any material changes with respect to the Fund.

g. Great-West Funds and the Adviser acknowledge that conflicts of interest may arise in the course of the Sub-Adviser’s providing discretionary investment management services to the Fund. Further information on the Sub-Adviser’s potential conflicts of interest and its conflicts of interest policy may be found in the Sub-Adviser’s Form ADV provided to Great-West Funds and the Adviser.

h.The Sub-Adviser will promptly notify Great-West Funds and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify Great-West Funds and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Fund.

i. The Sub-Adviser represents and warrants to Great-West Funds and the Adviser that the information furnished in writing by it which Great-West Funds or the Adviser has informed it is to be used in a particular Disclosure Document, as defined above, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as required by the provisions of the 1933 Act, the 1934 Act, the 1940 Act, each as amended, and other applicable laws. The Sub-Adviser will notify Great-West Funds and the Adviser promptly of the happening of any event which in the judgment of the Sub-Adviser makes any statement made in any Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that the Sub-Adviser need only make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to Great-West Funds or the Adviser by the Sub-Adviser which Great-West Funds or the Adviser had informed the Sub-Adviser was to be used in the particular Disclosure Document.

j. The Sub-Adviser will cooperate with Great-West Funds and the Adviser in connection with the registration or qualification of units of the Fund for offer and sale under the securities or Blue Sky laws of such jurisdictions as they may request and will cooperate with the preparation of the Disclosure Documents. Great-West Funds or the Adviser will provide the Sub-Adviser with copies of applicable updates to the registration statement or supplements thereto at least ten days prior to distribution to investors or submission to governmental bodies or self-regulatory organizations and will incorporate its reasonable comments relating to the description of, or services to be provided by, the Sub-Adviser or its affiliates, or relating to the description of the investment objectives and policies of the Fund.

k. This Agreement, is valid and has been duly authorized, does not violate, and includes applicable requirements of, any law, rule or obligation to which the Sub-Adviser is subject, and when so executed and delivered, will be binding upon the Sub-Adviser in accordance with its terms.

19. AMENDMENT. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and Great-West Funds, which amendment is subject to the approval of the Board of Directors, including by a majority of the Board of Directors who are not interested persons of Great-West Funds, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the 1940 Act, the shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the SEC.

20. EFFECTIVE DATE; TERM. This Agreement shall become effective on the date first written above and shall remain in force for a period of time of two years from such date, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors who are not interested persons of Great-West Funds, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the majority of the Board of Directors or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. In connection with such approvals, the Sub-Adviser shall furnish the Board of Directors with such information as may be reasonably necessary for it to evaluate the Sub-Adviser’s performance hereunder.

21. TERMINATION.

a. This Agreement may be terminated by Great-West Funds (by a vote of the Board of Directors of Great-West Funds or by a vote of a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by Great-West Funds, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the obligations or liabilities of any party hereto to the others incurred prior to the date of such termination.

b. This Agreement may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by the Adviser or the Sub-Adviser upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the obligations or liabilities of any party hereto to the others incurred prior to the date of such termination.

c. This Agreement will terminate automatically upon termination of the Advisory Agreement.

22. DEFINITIONS. As used in this Agreement, the terms “affiliated person,” “assignment,” “control,” “interested person,” “principal underwriter” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the SEC.

23. NOTICE. Any notice under this Agreement shall be given in writing and sent via electronic mail or addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

24. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the unenforceable provision shall be construed as nearly as possible to reflect the original intent of the parties and the remainder of this Agreement shall not be affected thereby.

25. GOVERNING LAW. To the extent that state law is not inconsistent with the provisions of any law, regulation or rule of the United States heretofore or hereafter enacted, as the same may be amended from time to time, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder, this Agreement shall be administered, construed and enforced according to the laws of the State of Colorado. Each of the parties to this Agreement submits to the exclusive jurisdiction of any federal court sitting in Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding will be heard and determined in any such court.

26. ENTIRE AGREEMENT. This Agreement and the Schedule attached hereto embodies the entire agreement and understanding between the parties.

27. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by separate parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed original, but all such counterparts together shall constitute but one and the same instrument.

28. WAIVER. The failure of any part to insist on strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights or remedies that such party may have and shall not be deemed a waiver of any subsequent default of the terms and conditions hereof.

29. NO THIRD PARTY BENEFICIARIES. The terms, representations, warranties and agreements of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any person or entity that is not a party to this Agreement.

30. SURVIVAL. Sections 13 and 14 shall survive the termination or expiration of this Agreement.

31. INDEPENDENT CONTRACTOR; NO AGENCY. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized by this Agreement or otherwise, have no authority to act for or represent Great-West Funds, the Adviser or the Fund in any way or otherwise be deemed an agent of any of them. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

32. FORCE MAJEURE. No party shall be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of such party.

33. USE OF SUB-ADVISER NAME. During the term of this Agreement, the Sub-Adviser grants to the Adviser and Great-West Funds a non-exclusive, non-transferable and non-assignable license to use the name “J.P. Morgan.” in the Fund’s Disclosure Documents and other filings, forms or reports required under applicable state or federal securities laws. Neither Great-West Funds nor the Adviser shall use the Sub-Adviser’s name or logo in promotional or sales related materials prepared by or on behalf of the Great-West Funds or the Adviser, without prior review and approval by the Sub-Adviser, which may not be unreasonably withheld. In the event that this Agreement shall be terminated for any reason, and in the event a new or successor agreement with the Sub-Adviser is not concluded, the Adviser and Great-West Funds understand that they must promptly take all steps necessary to cease any and all use of the name “J.P. Morgan.”

34. DELEGATION TO THIRD PARTIES. Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, Sub-Adviser may provide information about the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Sub-Adviser of any of its obligations under this Agreement.

35. ANTI-MONEY LAUNDERING. Adviser acknowledges that the Sub-Adviser operates so as to comply with all applicable federal, state and local laws relating to the prevention of money laundering and terrorist financing. Adviser hereby acknowledges that it has policies and procedures in place designed to comply with Anti -Money Laundering (“AML”) requirements in the United States, including the Bank Secrecy Act as amended, the USA PATRIOT ACT as amended, and other applicable laws and regulations in those jurisdictions where the Adviser operates, relating to the prevention of money laundering and terrorist financing (“AML Program”). Adviser also acknowledges that it has policies and procedures in place designed to comply with the prohibitions and restrictions mandated by the U.S. Treasury Department’s Office of Foreign Assets Control and all other sanctions laws and regulations applicable in the jurisdictions in which it operates. To the Adviser’s knowledge, any solicitations and other activities by Adviser or, as applicable, its service providers in connection with the Fund have been and will be conducted in accordance with such applicable AML and sanctions laws and regulations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

GREAT-WEST FUNDS, INC., on behalf of the Fund listed on Schedule A

By:		/s/ Mary C. Maiers
Name: Mary C. Maiers
Title: Chief Financial Officer & Treasurer

GREAT-WEST CAPITAL MANAGEMENT, LLC

	By:	/s/ Scott C. Sipple
Name: Scott C. Sipple
Title: President & Chief Executive Officer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

	By:	/s/ Jessica Badillo
Name: Jessica Badillo
Title: Vice President

SCHEDULE A

FEE SCHEDULE

For the services to be provided to the Fund pursuant to this Agreement, the Adviser shall calculate and pay the Sub-Adviser an annual fee calculated as follows:

0.35% on the first $500 million of Fund Account assets and 0.30% on all Fund Account assets over $500 million

The fee shall be calculated and paid monthly in arrears based on the average daily market value of the investments in the Fund Account. Payment will be made on or about the 15th day of each month.

The Adviser will send the Sub-Adviser a statement showing its calculation of each month’s payment.

Fees shall be prorated on a daily basis when the Fund Account is managed by the Sub-Adviser for a portion of any month.

The Fund Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are allocated to the Sub-Adviser.

Except for the management fee described herein, no other compensation or fees shall be payable to the Sub-Adviser hereunder.